As filed with the Securities and Exchange Commission on April 10, 2006
Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VITAL LIVING, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada		88-0485596
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)

5080 North 40th Street, Suite 105
Phoenix, Arizona 85018
(Address of Principal Executive Offices)(Zip Code)

2005 Incentive Compensation Plan
(Full Title of the Plan)

Stuart A. Benson President and Chief Executive Officer Vital Living, Inc. 5080 North 40th Street, Suite 105 Phoenix, Arizona 85018
(602) 952-9909
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Robert S. Kant, Esq. Scott K. Weiss, Esq. Greenberg Traurig, LLP 2375 East Camelback Road, Suite 700 Phoenix, Arizona 85016 (602) 445-8000

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001 per share	13,400,000 Shares (2)	$.055 (3)	$737,000	$79
	26,600,000 Shares (4)	$.03 (5)	$798,000	$85
Total	40,000,000 Shares		$1,535,000	$164

(1)
This Registration Statement shall also cover any additional shares of common stock which become issuable under the 2005 Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares of common stock of Vital Living, Inc.

(2)	Consists of shares of common stock issuable upon exercise of options outstanding under the 2005 Incentive Compensation Plan.
(3)
Computed in accordance with Rule 457(h) of the Securities Act. The offering price of $.055 represents the exercise price per share for all outstanding options under the 2005 Incentive Compensation Plan.

(4)	Consists of shares of common stock reserved for issuance upon exercise of options not yet granted, and awards of restricted stock not yet made, under the 2005 Incentive Compensation Plan.
(5)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low sale prices per share of common stock of the Registrant on the Over the Counter Bulletin Board on April 6, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

Vital Living, Inc., a Nevada corporation (the “Registrant”), hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)
The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(c)	The description of the Registrant’s common stock contained in the Registrant's Registration Statement on Form 8-A (No. 000-33211), filed with the Commission on November 20, 2001.

In addition, reports and definitive proxy or information statements subsequently filed with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.                 Description of Securities.

Not applicable.

Item 5.                 Interests of Named Experts and Counsel.

Not applicable.

Item 6.                 Indemnification of Directors and Officers.

Chapter 208, L. '97, 1 of the General Corporation Law of the State of Nevada (the “General Corporation Law”) provides that a Nevada corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, or agent of another corporation or enterprise, against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Chapter 208, L. '97, 2 of the General Corporation Law provides that a Nevada corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgments in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards as set forth above. No indemnification, however, may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Sections 78.751, 78.752, and Chapter 208, L. '97 of the General Corporation Law further provide that:

•
to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith;

•	indemnification provided for by Sections 78.751, 78.752, and Chapter 208, L. '97 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and

•
the corporation may purchase and maintain insurance on behalf of such person against any liability asserted against him or her incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under such Section 78.751, 78.752, and Chapter 208, L. '97.

Section 78.037, 1 of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto, validly approved by stockholders, may eliminate or limit personal liability of members of its board of directors or governing body for monetary damages for breach of a director's fiduciary duty. No such provision, however, may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct, or knowingly violating a law, paying a dividend, or approving a stock repurchase or redemption that was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

The Registrant’s Amended and Restated Articles of Incorporation provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent this exemption or limitation on liability is not permitted under the General Corporation Law. In addition, the Registrant’s bylaws and the indemnification agreements that the Registrant has entered into provide that the Registrant must indemnify its directors, officers and certain other representatives of the Registrant against expenses and certain other liabilities arising out of their conduct on behalf of the Registrant to the maximum extent and under all circumstances provided by law. The Registrant may not provide indemnification in certain circumstances to actions arising under federal securities laws.

Item 7.                 Exemption from Registration Claimed.

Not applicable.

Item 8.                 Exhibits.

Exhibit Number	Exhibit

5	Opinion of Greenberg Traurig, LLP
10.48	Vital Living, Inc. 2005 Incentive Compensation Plan (1)
10.51	Form of Stock Option Agreement (2005 Incentive Compensation Plan) (1)
23.1	Consent of Independent Registered Public Accounting Firm - Epstein, Weber & Conover, PLC
23.2	Consent of Greenberg Traurig, LLP (contained in Exhibit 5)
24	Power of Attorney (included on the signature page)
____________________________

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form SB-2 (Reg. No. 333-131839).

Item 9.                 Undertakings.

(a)    The undersigned small business issuer hereby undertakes the following:

(1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, state of Arizona, on this 7th day of April, 2006.

VITAL LIVING, INC.

By:	/s/ Stuart A. Benson
Stuart A. Benson
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Stuart A. Benson and Gregg A. Linn as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Position	Date

/s/ Donald C. Hannah	Chairman of the Board	April 7, 2006
Donald C. Hannah

/s/ Stuart A. Benson	President, Chief Executive Officer, and Director (Principal Executive Officer)	April 7, 2006
Stuart A. Benson

/s/ Gregg A. Linn	Chief Operating Officer and Chief Financial Officer (Principal Accounting Officer)	April 7, 2006
Gregg A. Linn

/s/ Michael Ashton	Director	April 7, 2006
Michael Ashton

/s/ Carson E. Beadle	Director	April 7, 2006
Carson E. Beadle

/s/ Michael Cardamone	Director	April 7, 2006
Michael Cardamone

EXHIBIT INDEX

Exhibit Number	Exhibit

5	Opinion of Greenberg Traurig, LLP
10.48	Vital Living, Inc. 2005 Incentive Compensation Plan (1)
10.51	Form of Stock Option Agreement (2005 Incentive Compensation Plan) (1)
23.1	Consent of Independent Registered Public Accounting Firm - Epstein, Weber & Conover, PLC
23.2	Consent of Greenberg Traurig, LLP (contained in Exhibit 5)
24	Power of Attorney (included on the signature page)
____________________________

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form SB-2 (Reg. No. 333-131839).